Exhibit 99.1

Regency Announces Expansion of Gathering and Treating Assets
in Eagle Ford Shale

DALLAS, May 14, 2012 – Regency Energy Partners LP (NYSE: RGP), (“Regency” or the “Partnership”), announced today it will construct an expansion of its Edwards Lime Gathering Joint Venture (“Edwards Lime”) in the Eagle Ford Shale located in South Texas. The Edwards Lime Expansion will increase the system’s capacity by 90 MMcf/d to 160 MMcf/d, and will provide for additional crude transportation and stabilization capacity of 17,000 BBls/d.

Regency owns a 60 percent interest in Edwards Lime and operates the assets on behalf of the joint venture. The remaining 40 percent interest is owned by Talisman Energy USA Inc. (“Talisman”) and Statoil Pipelines LLC (“Statoil”).

“This expansion will provide additional natural gas and condensate gathering and treating capacity in the liquids-rich Eagle Ford Shale, and we believe this will be an accretive investment for Regency,” said Keith Crawford, regional vice president of Regency.

“In addition, we are excited to work with our joint venture partners, who have dedicated production within an area of mutual interest to this project which will further expand Regency’s presence in the Eagle Ford Shale,” continued Crawford.

Contracts on the expansion are fee-based, which includes reservation fees. Capital expenditures related to the expansion are expected to total approximately $150 million. Regency will be responsible for approximately $90 million; this amount is included in Regency’s previously announced 2012 growth capital projections. The project is expected to be complete in the fourth quarter of 2012.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in the gathering and processing, contract compression, contract treating and transportation of natural gas and the transportation, fractionation and storage of natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit Regency’s website at www.regencyenergy.com.

FORWARD-LOOKING INFORMATION

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts.  The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, our ability to successfully build and operate the project, construction costs and other expenditures exceeding budgeted amounts, as well as the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K, and other public filings and press releases.  Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct.  Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.  We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Finance & Investor Relations
214-840-5477
ir@regencygas.com

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785
vicki@granadopr.com